EXHIBIT 21.1
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                              LIST OF SUBSIDIARIES

Northern Ethanol, LLC, a New York limited liability company

Northern Ethanol (Canada), Inc., a Canadian corporation, parent of:
         Northern Ethanol (Barrie), Inc., a Canadian corporation Northern Ethanol (Sarnia), Inc., a Canadian corporation Northern Ethanol Investments, Inc., a Canadian corporation